AMENDMENT #3 TO THE PROMISSORY NOTE
ISSUED ON DECEMBER 12, 2022

THIS AMENDMENT #3 to the Note (as defined below) (the "Amendment") is entered into as of May 24, 2023 (the "Effective Date"), by and between Digerati Technologies, Inc., a Nevada corporation (the "Company"), and CLEARTHINK CAPITAL PARTNERS, LLC, a limited liability company (the "Holder") (collectively the "Parties").

BACKGROUND

A. The Company and Holder are the parties to that certain promissory note originally issued by the Company to the Holder on December 12, 2022, in the original principal amount of $117,467.00 (as amended from time to time, the "Note"); and

The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The principal balance of the Note shall be increased by $750.00 (the "Increased Principal Portion") as of the Effective Date, and the Company shall repay the Increased Principal Portion in cash on the earlier June 12, 2023 or closing of the Company's business combination with Minority Equality Opportunities Acquisition, Inc.

2. The first payment under Section 4.15 of the Note, originally due on March 12, 2023, and subsequently amended to be due May 12, 2023, shall instead be due on June 12, 2023.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

DIGERATI TECHNOLOGIES, INC.

By:______________________________
Name: Arthur Smith
Title: Chief Executive Officer

CLEARTHINK CAPITAL PARTNERS, LLC

By:______________________________
Name:
Title